Exhibit 99.1

	FOR:	Home Products International, Inc.

	APPROVED BY:	James R. Tennant, Chairman & CEO Home Products International, Inc.
FOR IMMEDIATE RELEASE		(773) 890-1010

	CONTACT:	Investor Relations:
James Winslow, Executive VP & CFO
Home Products International, Inc.
(773) 890-1010

HOME PRODUCTS INTERNATIONAL ANNOUNCES

SECOND QUARTER RESULTS

Chicago, IL, July 28, 2004 – Home Products International, Inc. (Nasdaq SmallCap: HOMZ), (the “Company”), a leader in the housewares industry, today announced financial results for the second quarter and first six months of its 2004 fiscal year.

Quarter Ended June 26, 2004

The Company reported a loss of $0.6 million, $(0.07) per share, for the second quarter ended June 26, 2004 as compared to a loss in the second quarter of 2003 of $3.3 million, $(0.42) per share. The earnings improvement as compared to a year ago was due to higher sales, reduced factory costs and a $0.5 million accounting gain on an insurance settlement related to a 2003 fire at the Company’s Mexico facility. The higher cost of raw materials had a significant negative effect on results, increasing by over $4.4 million as compared to last year’s second quarter. Also in the quarter, the Company incurred $0.5 million of expenses related to the consideration and negotiation of an agreement for the proposed acquisition of all of the Company’s outstanding common stock described below.

HPI: Announces Second Quarter Results	Page 2

Sales in the quarter increased to $64.2 million from $54.0 million a year ago. The sales increase of 19% was due to unit gains at the Company’s largest customers and cost decreases related to customer deductions and programs. These deduction and program expenses, which are recorded as a reduction of gross sales, were 4.5% of gross sales in the second quarter of 2004 and 7.3% in the second quarter of 2003. The Company reported negative cash flow (which the Company defines as the net change in cash and debt) during the second quarter of $14.6 million due to semi-annual high yield bond interest payments of $6 million and increases in working capital, primarily inventory.

The Company continues to be in compliance with all of its loan covenants. At June 26, 2004, the Company had borrowings outstanding of $11.5 million under its $50 million senior loan agreement. Availability to borrow based on the Company’s asset base and outstanding letters of credit was $37 million.

Six Months Ended June 26, 2004

For the six months ended June 26, 2004, the Company reported a net loss of $0.8 million, $(0.10) per diluted share, as compared to a loss a year ago of $6.5 million, $(0.82) per diluted share. Similar to the second quarter, results were impacted by increased net sales, reduced factory costs, higher raw material costs and the $0.5 million insurance gain. Net sales during the six-month period were $117.4 million, up 14% from 2003 six-month sales of $103.2 million. During the six-month period, the Company incurred $0.8 million of expenses related to the consideration and negotiation of an agreement for the proposed acquisition of all of the

HPI: Announces Second Quarter Results	Page 3

Company’s outstanding common stock described below. Cash flow for the first six months of fiscal 2004 was a negative $2.0 million.

Commenting on the results, James R. Tennant, chairman and chief executive officer, stated, “While we are pleased by the sales unit gains, we still face a difficult environment. The costs of our primary raw materials, plastic resin and steel, have continued to trend higher. As of yet, we have been unable to recover the cost increases through selling price adjustments. The reduction in our loss, as compared to the second quarter of last year, was due in large part to higher sales and reduced manufacturing costs.”

Merger Agreement and Merger

As previously announced, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) on June 2, 2004, pursuant to which JRT Acquisition, an entity formed by James R. Tennant, will merge with and into the Company with the Company continuing on as the surviving corporation (the “Merger”). Under the Merger, each outstanding share of the Company’s common stock will convert into the right to receive $1.50 in cash. The Merger is conditioned on, among other things, approval of holders of a majority of shares of the Company’s common stock and of holders of a majority of shares of the Company’s common stock present or represented by proxy at the special stockholders meeting that vote either “for” or “against” the merger and that are not held by JRT Acquisition, James R. Tennant, any other equity holder of JRT Acquisition or any of their respective affiliates. Upon consummation of the Merger, the common stock of the Company will no longer be publicly traded. A copy of the

HPI: Announces Second Quarter Results	Page 4

Merger Agreement has been attached as Exhibit 99.1 to the Company’s 8-K filed with the SEC on June 2, 2004.

The Company’s second quarter conference call will take place Wednesday, July 28, 2004, starting at 11:00 a.m. Eastern Daylight Time (10:00 a.m. CDT, 9:00 a.m. MDT, and 8:00 a.m. PDT). Dial 800/474-8920, and give confirmation code 222591 approximately 10 minutes prior to conference time.

A replay of the Company’s second quarter conference call will be available from 2:00 p.m. Eastern Daylight Time July 28, 2004 through midnight Eastern Daylight Time August 4, 2004. Dial 888/203-1112, then enter confirmation code 222591.

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The Company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.

This press release contains forward-looking statements, including statements that may concern the Company’s future growth, operating results, product development, markets and competitive position. While management makes its best efforts to be accurate in making these forward-looking statements, such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions, including those identified below as well as other risks not yet known to the Company or not currently considered material by the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. These risks include unanticipated plant closing costs; unanticipated difficulties and costs associated with the relocation of equipment and the manufacture or sourcing of products; market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; dependence on a few large customers; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets; and risks associated with the Merger such as the risk that the Merger may not be completed or litigation in connection with the Merger. For a more detailed description of these and other risk factors, please refer to the Company’s 10-K, 10-Q, the preliminary proxy statement filed on July 6, 2004 and other SEC filings. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

Home Products International, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)

	June 26, 2004	December 27, 2003
Cash	$411	$797
Accounts receivable, net	42,661	47,963
Inventories	32,879	17,903
Prepaid expenses and other current assets	2,784	2,421

Current assets	78,735	69,084

Fixed assets, net	32,462	32,812
Other non-current assets	1,983	4,019
Other intangibles, net	360	608
Goodwill, net	73,178	73,752

Total assets	$186,718	$180,275

Revolving line of credit and other current debt	$11,679	$9,969
Accounts payable	28,113	21,425
Accrued liabilities	16,395	17,976

Current liabilities	56,187	49,370

Long term debt	120,517	120,578
Other non-current liabilities	4,460	3,986

Long term debt and other non-current liabilities	124,977	124,564

Stockholders’ equity	5,554	6,341

Total liabilities and stockholders’ equity	$186,718	$180,275

Home Products International, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except share and per share amounts)

	Thirteen weeks ended June 26, 2004		Thirteen weeks ended June 28, 2003		Twenty-six weeks ended June 26, 2004		Twenty-six weeks ended June 28, 2003
Net sales	$64,206	100.0%	$54,049	100.0%	$117,396	100.0%	$103,178	100.0%
Cost of goods sold	53,537	83.4%	46,425	85.9%	96,870	82.5%	86,884	84.2%

Gross profit	10,669	16.6%	7,624	14.1%	20,526	17.5%	16,294	15.8%
Selling, general and administrative expenses	7,860	12.2%	7,382	13.7%	14,529	12.4%	15,614	15.1%
Amortization of intangibles	124	0.2%	126	0.2%	248	0.2%	252	0.2%

Operating profit	2,685	4.2%	116	0.2%	5,749	4.9%	428	0.5%
Interest expense	(3,274)	(5.1%)	(3,451)	(6.4%)	(6,529)	(5.6%)	(6,928)	(6.7%)
Other income	30	0.0%	26	0.0%	25	0.0%	69	0.1%

Loss before income taxes	(559)	(0.9%)	(3,309)	(6.2%)	(755)	(0.7%)	(6,431)	(6.1%)
Income tax expense	10	0.0%	20	0.0%	17	0.0%	44	0.0%

Net loss	$(569)	(0.9%)	$(3,329)	(6.2%)	$(772)	(0.7%)	$(6,475)	(6.1%)

Net loss per share:
Basic	$(0.07)		$(0.42)		$(0.10)		$(0.82)
Diluted	$(0.07)		$(0.42)		$(0.10)		$(0.82)
Number of weighted average common shares outstanding:
Basic	7,986,614		7,936,215		7,986,585		7,935,349
Diluted	7,986,614		7,936,215		7,986,585		7,935,349

Home Products International, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Twenty-six weeks ended
	June 26, 2004	June 28, 2003
Operating activities:
Net loss	$(772)	$(6,475)
Adjustments to reconcile net loss to net Cash provided by operating activities:
Depreciation and amortization	4,369	4,498
Amortization of restricted stock compensation	—	113
Noncash gain on insurance settlement	(150)	—
Loss on the abandonment of assets	6	3
Other, net	812	462
Changes in current assets and liabilities:
Decrease in accounts receivable	5,919	12,769
Increase in inventories	(14,976)	(2,530)
Decrease in prepaid expenses and other	695	360
Increase in accounts payable	6,688	1,202
Decrease in accrued liabilities	(1,007)	(7,282)

Net cash provided by operating activities	1,584	3,120

Investing activities:
Capital expenditures, net	(3,627)	(3,582)

Net cash used in investing activities	(3,627)	(3,582)

Financing activities:
Net borrowings under loan and security agreement	1,710	—
Payments of capital lease obligation	(61)	(45)
Exercise of stock options, issuance of common Stock under stock purchase plan and other	8	28

Net cash provided by (used in) financing activities	1,657	(17)

Net decrease in cash and cash equivalents	(386)	(479)
Cash and cash equivalents at beginning of period	797	3,974

Cash and cash equivalents at end of period	$411	$3,495